Agency Agreement

Effective July 15 , 2005

This Agreement is between:

Sungold International Holdings Corp.,
(hereinafter referred to as SIHC)
500 Park Place, 666 Burrard Street Vancouver, B.C., CANADA V6C 3P6

And,

Horsepower Broadcasting Network (HBN) International Ltd.
(hereinafter referred to as HBN)
500 Park Place, 666 Burrard Street Vancouver, B.C., CANADA V6C 3P6

And,

The Web Gaming Consultants
(hereinafter referred to as TWGC)
1 Old Rectory Park
Dundrum
Dublin 14, IRELAND

Whereas, SIHC wishes to appoint an agent to market, distribute and obtain necessary legislative or legal approvals for the HBN virtual horse racing game in the geographic regions of Ireland, the United Kingdom, France, South Africa, and Israel:

     Now therefore and in consideration of the foregoing, it is hereby agreed as follows:

  TWGC will have the exclusive right to carry out the aforementioned responsibilities in those geographical territories for the term of this agreement,
  The term of this agreement shall be for a One (1) year period of time and take full effect upon signing of this agreement.
  This agreement can be renewed upon expiry in accordance with negotiations with SIHC which shall begin at least three (3) months prior to the expiration of this initial agreement.
  TWGC shall receive a monthly fee, payable in advance on the first day of every month, commencing August 1, 2005 of Two Thousand Five Hundred Dollars in U.S.funds ($2,500.00).
  TWGC shall receive an allocation of 15,000 Class A Common shares of SIHC at the time each dog or horse track location becomes operational.
  Bonuses of $1,500.00 USD will be paid for each block of 50 off track pari-mutuel locations that become operational.

  TWGC will receive a one-time additional bonus of $6,000.00 USD once 200 off track pari-mutuel location are operational.
  Expenses incurred by TWGC on behalf of SIHC or HBN shall be reimbursed by the company to a maximum of $200.00 USD per month and additionally HBN will reimburse excess amounts on a pre-approved basis.

  TERMINATION

  This agreement may be terminated by SIHC after six months only for non-performance after a written notice that has not been rectified and upon payment of two months notice.

  TWGC may resign at any time in which case no further payments are owing.

  EFFECTIVE DATE

  This agreement shall be in full force and effect immediately upon acceptance as signed and witnessed below.
  The parties agree that an executed copy received by telefax will represent a completed agreement.
  This agreement has been approved and accepted by the following individuals who have full and complete authority to legally bind each party respectively:
Sungold International Holdings Corp.,

/s/ T. Keith Blackwell
T. Keith Blackwell, Chief Financial Officer

Witnessed by: /s/ Larry Simpson

Larry Simpson
Print Name:

And,

The Web Gaming Consultants

/s/ Alan Weinrib
Alan Weinrib

Witnessed by: /s/ Brian Fogarty

Brian Fogarty
Print Name:

Dated this 15th day of July, 2005.